Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is effective as of January 1, 2014 (the Effective Date”), by and between POZEN Inc. (the “Company”), with offices located at Suite 400, 1414 Raleigh Road, Chapel Hill, North Carolina 27517, and Dennis L. McNamara (“Executive”), whose address is 111 Lone Pine Road, Chapel Hill, North Carolina 27514.

WITNESSETH:

WHEREAS, the Company is engaged in certain pharmaceutical research, development and marketing activities; and

WHEREAS, Executive has been employed by the Company in the position of Vice President, Business Development; and

WHEREAS, the Company now wishes to employ Executive in the position of Senior Vice President, Chief Business Officer, and Executive desires to remain employed with the Company in such new position.

NOW, THEREFORE, in consideration of the foregoing and the provisions and mutual promises herein contained and other good and valuable consideration, the parties hereby agree as follows:

1. EMPLOYMENT.  The Company hereby agrees to continue to employ Executive in the new position of Senior Vice President, Chief Business Officer, and Executive hereby agrees to remain employed as Senior Vice President, Chief Business Officer of the Company, with such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and as specified in Exhibit A, attached hereto and incorporated herein by reference, and such additional duties as may be assigned to Executive from time to time by the President or the Board of Directors of the Company.

2. TERM.  Executive’s employment shall be for a term of one (1) year from the date of execution of this Agreement (the “Initial Term”), and thereafter shall be automatically renewed with additional one (1) year terms to follow consecutively, subject to the termination and severance provisions herein later provided, unless amended or modified by mutual agreement of the parties.  As used herein, “Term” shall include the Initial Term and any renewals thereof in accordance with this Agreement.

3. EXCLUSIVE SERVICE.  Executive agrees to devote Executive’s full time and attention to the performance of Executive’s duties and responsibilities on behalf of the Company.  Executive shall comply with all policies and regulations of the Company and all applicable government laws, rules and regulations that are now or hereafter in effect.

4. COMPENSATION.  During the Term of this Agreement, Executive’s compensation shall be determined and paid as follows:

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(a) Base Salary.  Executive shall receive an annual base salary of Two Hundred and Sixty Thousand Dollars ($260,000) payable in accordance with the Company’s standard payroll practices and subject to applicable withholdings.  The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall determine whether Executive shall receive an annual increase in salary, if any, by March 31 of each calendar year during the Term.

(b) Bonus.  Executive shall be eligible to receive an annual cash incentive bonus of up to forty percent (40%) of Executive’s annual base salary as may be set by the Company by March 31 of each year.  The determination of the actual bonus earned, if any, shall be at the sole discretion of the Company and shall be based upon the Company’s assessment of Executive’s performance and the achievement of certain objectives which shall be set by the Company from time to time. Executive’s performance shall be evaluated by the Company on an annual basis, and the Company shall adjust Executive’s compensation in its sole discretion.  Nothing in this section shall be construed as guaranteeing Executive a bonus in any amount.  If an annual bonus is awarded, it shall be paid in the year following the year in which such bonus was earned, on or before March 15 of such year.

(c) Stock Options.  Subject to the approval of the Compensation Committee or the Board of Directors, Executive shall also be eligible to receive an annual stock option or other incentive award, with the amount and form of any such award being determined in the sole discretion of the Company.

(d) Benefits.  Executive shall be eligible to participate in the Company’s standard employee benefit programs made available to employees of the Company from time to time, subject to appropriate premium contributions, benefit elections, etc. and provided that Executive meets the eligibility requirements thereof.  In addition, Executive shall continue to be entitled to five (5) weeks of paid vacation per year.

(e) Business Expenses.  The Company shall reimburse Executive for all reasonable expenses incurred in the furtherance of the Company’s business and interests, including travel and entertainment, provided that Executive complies with the expense reporting policies and procedures of the Company.

(f) Adequate Office Space.  The Company shall provide to Executive adequate office space, facilities, and administrative support appropriate to Executive’s position.

5. TERMINATION.  This Agreement shall or may be terminated, as the case may be, upon the terms and conditions hereinafter provided.

(a) Voluntary Termination.  This Agreement shall be considered voluntarily terminated by the parties if either party provides written notice of such party’s intent not to renew this Agreement, provided that such party shall provide at least ninety (90) days’ written notice to the other party prior to the last day of the Initial Term or any renewal term.

(b) Involuntary Termination. The Company may terminate this Agreement upon written notice to Executive (or Executive’s representative) in any of the following events:

(i)           The death of Executive;

(ii) Executive becomes permanently disabled (as defined in Section 5(g) below); or

(iii) For Cause, immediately upon written notice to Executive.  “Cause” shall be determined by the Board of Directors and shall mean:  (A) breach by Executive of the terms of this Agreement; (B) breach of the Nondisclosure, Inventions and Non-Competition Agreement (described in Section 6 below); (C) material failure by Executive to comply with the policies or directives of the Company or the Board of Directors; (D) any illegal or dishonest action that is materially detrimental to the Company; or (E) Executive’s failure to faithfully carry out the duties of Executive’s position, provided that Executive shall be given a period of thirty (30) days after receipt of written notice of such failure during which to correct such failure; and (F) Executive’s violation of the Company’s policies regarding harassment or unlawful discrimination.

(c)           Obligations upon Certain Terminations.  Upon voluntary termination of this Agreement, or termination of Executive’s employment by the Company for Cause (as defined above) or upon Executive’s death or disability, or termination by Executive for other than Good Reason (as defined below), the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to Executive through the date of such termination. Such amounts shall be paid on the Company’s next regularly scheduled payroll date unless any such amount is not then calculable, in which case payment of such amount shall be made on the first regularly scheduled payroll date after the amount is calculable but no later than March 15 of the year following the year in which the Executive’s employment terminated.

(d)           Severance.

(i)           In the event of termination of Executive’s employment (A) by the Company for reasons other than Cause or Executive’s death or disability, or (B) by Executive for Good Reason, and provided Executive executes and does not revoke a release and settlement agreement (the “Release”) in a form acceptable to the Company, Executive shall receive a severance benefit, subject to any applicable taxes and withholdings, in an amount equal to one (1) year’s base salary (the “Salary Benefit”) plus the average annual bonus awarded Executive over the previous two (2) years (the “Bonus”) and, together with the Salary Benefit, the “Severance Benefit”). Subject to Section 5(d)(ii) below, the Company shall pay the Salary Benefit, in monthly installments, on the fifth business day of each month commencing with the second month following the month in which Executive’s termination of employment occurred. The Company shall pay the Bonus in a lump sum payment within ninety (90) days of the date of termination of Executive’s employment (the “Termination Date”), but in no event later than March 15 of the year following the year in which such termination of employment occurred, or in the event of termination pursuant to Section 5(e)(iv), no later than March 15 of the year following the year in which the Change of Control occurred.  Executive shall also continue to be entitled to receive all Company nontaxable health and other nontaxable employee benefits to which Executive was entitled as of the Termination Date, subject to the terms of all applicable benefit plans and to the extent such benefits can be provided to non-employees (or to the extent such benefits cannot be provided to non-employees, then the amount the Company was paying for those benefits immediately prior to the Termination Date), at the same average level and on the same terms and conditions which applied immediately prior to the Termination Date, for the shorter of (i) one year following the date of such Termination Date or (ii) until Executive obtains comparable coverage from another employer (the “Continuing Benefits”).

(ii)           Notwithstanding the foregoing, if Executive is on the termination date a “specified employee” (as defined in Section 409A of the Internal Revenue Code, as amended (the “Code”) and the regulations promulgated under such Section 409A (“Code Section 409A”) and as determined in accordance with the permissible method then in use by the Company, or, if none, in accordance with the applicable default provisions of Code Section 409A, relating to “specified employees”), then if and to the extent required in order to avoid the imposition on Executive of any excise tax under Code Section 409A, the payment of any Severance Benefit, Continuing Benefits or other payments under this Section 5 shall not commence until, and shall be made on, the first business day after the date that is six (6) months following the Termination Date, and in such event the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the six-month period following the Termination Date.

(e)           Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, the occurrence, without the consent of Executive, of any of the following events, unless, in the case of (i), (ii) and (iii) below, such event is corrected within thirty (30) days after written notification by Executive to the Company of the same: (i) the office from which Executive performs Executive’s principal duties is moved more than fifty (50) miles from the current location of the Company’s offices in Chapel Hill, North Carolina; (ii) Executive’s duties and responsibilities are substantially reduced or diminished; (iii) the Company materially breaches its obligations under this Agreement; or (iv) a Change of Control (as defined below) occurs and Executive notifies the Company in writing within sixty (60) days of the consummation of such Change of Control that Executive intends to terminate Executive’s employment as a result of the Change of Control, in which event such termination shall be effective not less than sixty (60) days after the date of such written notice.

(f)           Disability.  For purposes of this Agreement, Executive shall be considered permanently disabled when a qualified medical doctor mutually acceptable to the Company and Executive or Executive’s personal representative shall have certified in writing that:  (i) Executive is unable because of medically determinable physical or mental disability to perform substantially all of Executive’s duties for more than one hundred eighty (180) calendar days measured from the last full day of work; or (ii) by reason of mental or physical disability, it is unlikely that Executive will be able, within one hundred eighty (180) calendar days, to resume substantially all business duties and responsibilities in which Executive was previously engaged and otherwise discharge Executive’s duties under this Agreement.

(g)           Change of Control.  For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred:

(i)           If any person (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or any trustee or fiduciary holding securities under an employee benefit plan of the Company) becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(ii)           Upon the consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (B) a sale or other disposition of all or substantially all of the assets of the Company.

6. NON-DISCLOSURE, INVENTIONS AND NON COMPETITION.  Executive acknowledges that Executive has executed and agrees to continue to be bound by the terms of the Company’s standard non-disclosure, inventions and non-competition agreement in the form attached hereto as Exhibit B and that such terms are incorporated herein by reference and made a material part of this Agreement (the “Nondisclosure Agreement”).

7. NOTICES.  Any notice required to be given shall be in writing personally delivered by certified mail or registered mail or by facsimile (receipt confirmed) to the address last shown in the Company’s records.

8. SEVERABILITY.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provision (or remaining part thereof).

9. GOVERNING LAW.  This Agreement shall be governed by and construed according to the laws of the State of North Carolina, without reference to the choice of law provisions of such laws.

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10. ENTIRE AGREEMENT.  This Agreement and the Nondisclosure Agreement (including any exhibits or schedules hereto or thereto) contain the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein or therein.  In particular, without limiting the foregoing, this Agreement supersedes in its entirety that certain offer letter from the Company to Executive dated December 1, 1998.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11.           BENEFIT.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective heirs, representatives, successors and assigns, including any corporation or other entity with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and shall not be assigned by Executive.

12.           EXECUTIVE REPRESENTATIONS.

(a)           Executive represents that his performance of this Agreement and as an employee of the Company does not and will not breach any employment, non-competition or other agreement to keep confidential any confidential or proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company.  Executive represents that he has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement or would prevent or interfere with the Company’s employment of Executive on the terms set forth herein.

(b)           Executive represents that he has not brought and shall not use in the performance of Executive's responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to Executive prior to Executive’s employment with the Company, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

13.           INJUNCTIVE RELIEF.  Executive understands and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under this Agreement and that monetary damages will be inadequate to compensate the Company for such breach.  Accordingly, Executive agrees that, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Executive, or by Executive’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with Executive; provided such injunction shall not affect Executive’s ownership rights in the Company or compensation earned or due Executive.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement and affixed their seals as of the day and year first above written.

EMPLOYER:

POZEN INC.

By:_____________________________________
Name:           John R. Plachetka, Pharm.D.
Title:           Chairman, President and CEO

EMPLOYEE:

_________________________________________
Dennis L. McNamara

EXHIBIT A

Responsibility and Tasks List

Key Responsibilities and Standards of Performance
Senior Vice President, Chief Business Officer
POZEN, Inc

Key Job Responsibilities

1. Execute corporate development activities, primarily to secure partners to commercialize the POZEN portfolio of products, and interface with strategic advisors on corporate development initiatives.

2. Manage strategic alliances, coordinating internal efforts to support successful commercialization of PA by Sanofi, and maintaining relationships with GSK and AZ.

3. Manage forecasts, leading analytics for projecting sales of commercialized products and financial modeling to support transactions.

4. Direct and assist enforcement of IP rights by outside counsel and licensees.

5. Interact with investors, analysts and investment banks on a regular basis regarding commercial activities by strategic partners and IP activities, and otherwise as needed.

6. Lead the commercial analysis and identification of potential IP protection for novel product concepts.

7. Participate in the management of the company as a member of the Executive Committee.

8. Other Duties as assigned

 Standards of Performance

Quality
 Deal structures and terms are negotiated within approved parameters, and contracts protect POZEN’s interests; priority targets for PA are identified proactively.

 Enforcement actions are reviewed comprehensively with outside counsel.

 Patent and trademark applications are comprehensive and accurate, bringing all available information and data to bear.

 Interactions with partners are effective and efficient, potential conflicts are addressed and resolved promptly

Speed
 Substantive and urgent responses to all BD communications are provided to ensure timely progression of discussions.

 All input to enforcement actions is provided in advance of deadlines.

 Disclosure of potential inventions is prompt, and all prosecution filings are within the PTO (or foreign office) time limits.

 All contractual obligations are met within negotiated time limits.

Cost
 Budgets provide sufficient resources to accomplish objectives, and all activities are carried out within budget.

EXHIBIT B

See Attached Non-Disclosure, Invention And Non-Competition Agreement

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